Exhibit 3.1

TRI Pointe Homes, Inc.

Amendments to Amended and Restated Bylaws

Section 3.13 is added to read in its entirety as follows:

Section 3.13 Chairman of the Board. The Board of Directors shall elect a Chairman of the Board from among its members. The position of Chairman of the Board is not an officer position of the Corporation.

The first sentence of Section 4.1 is amended to read in its entirety as follows:

The Board of Directors shall elect a Chief Executive Officer and a Chief Financial Officer.

Section 4.7 is amended to read in its entirety as follows:

Section 4.7 Secretary. In addition to such other duties, if any, as may be assigned to the Secretary by the Board of Directors or the Chief Executive Officer, the Secretary shall (i) keep the minutes of proceedings of the stockholders, the Board of Directors and any committee of the Board of Directors in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (iii) be the custodian of the records and seal of the Corporation; (iv) affix or cause to be affixed the seal of the Corporation or a facsimile thereof, and attest the seal by his or her signature, to all documents the execution of which under seal is authorized by the Board of Directors; and (v) unless such duties have been delegated by the Board of Directors to a transfer agent of the Corporation, keep or cause to be kept a register of the name and address of each stockholder, as the same shall be furnished to the Secretary by such stockholder, and have general charge of the stock transfer records of the Corporation.

Section 4.8 is amended to read in its entirety as follows:

Section 4.8 Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, if there be one, or any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of such person’s disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 5.1 is amended to read in its entirety as follows:

Section 5.1 Certificated and Uncertificated Shares. Shares of the Corporation’s stock may be certificated or uncertificated, as provided under Delaware law. All certificates of stock of the Corporation shall be numbered and shall be entered in the books of the Corporation as they are issued. The certificates shall be signed by (i) the Chief Executive Officer, the President, if any, or a Vice President, if any, and (ii) the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, and certify the number of shares owned by such holder in the Corporation.